Exhibit 99.1

GRANTED

THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE MGM RESORTS INTERNATIONAL	CONSOLIDATED
LITIGATION	C.A. No. 10290-VCG

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

WHEREAS, on October 28, 2014, Pontiac General Employees Retirement System (“Lead Plaintiff”) filed a complaint (the “Complaint”) against defendants Robert H. Baldwin, William A. Bible, Wille D. Davis, Alexis M . Herman, Roland Hernandez, Anthony Mandekic, Rose McKinney-James, James J. Murren, and Daniel J. Taylor (“Director Defendants,”), as members of the board of directors (“Board”) of MGM Resorts International Inc. (“MGM” or the “Company”), MGM, and Bank of America, N.A.,the administrative agent under the credit agreement at issue (“-BANA,” and together with MGM and the Director Defendants, “Defendants”);

WHEREAS, the Complaint alleged that, in connection with the adoption of what Lead Plaintiff has termed a “Dead Hand Proxy Put” in the Company’s credit agreement, (i) the members of the Company’s Board breached their fiduciary duties, and (ii) BANA aided and abetted the Board;

WHEREAS, the Complaint sought, among other things, a declaration from the Court that the Dead Hand Proxy Put was invalid, unenforceable, and severable from the debt agreement;

WHEREAS, on October 21, 2014, Adolf Stumpf and Rosemarie Stumpf, as trustees for the Christine Stumpf Trust, filed C.A. No 10262-VCG (the “Stumpf Action”), a parallel action challenging MGM’s Dead Hand Proxy Put;

WHEREAS, on November 25, 2014, the Court consolidated the Stumpf Action and Pontiac General’s action, appointed Pontiac General as Lead Plaintiff, appointed Pontiac General’s counsel, the law firms of Bernstein, Litowitz, Berger & Grossmann LLP and Friedlander & Gorris, P.A., as co-lead counsel (“Co-Lead Counsel”), and designated the Complaint as the operative complaint;

WHEREAS, on January 15, 2015, Lead Plaintiff served its First Request for Production of Documents to all Defendants;

WHEREAS, on May 5, 2015 counsel for the Board and MGM notified the Court in writing that the requisite lenders approved an amendment deleting in its entirety clause (b) of the definition of “Change of Control” in Section 1.01 of the credit agreement (“Credit Agreement Amendment”);

WHEREAS, as a result of the Credit Agreement Amendment, Lead Plaintiff and Defendants agree that the claims in the Complaint are moot; WHEREAS, on May 20, 2015, MGM agreed, in the exercise of business judgment, to pay Co-Lead Counsel $500,000 in attorneys’ fees;

WHEREAS, Defendants deny any and all allegations of Lead Plaintiff that Defendants engaged in wrongdoing in any way, and the Company states that the

Company has agreed to settle Lead Plaintiff’s application for an award of attorneys’ fees and expenses due to the costs of defense of that application and litigation risk associated therewith;

WHEREAS, the Court has not passed on the amount of the fee.

IT IS HEREBY STIPULATED AND AGREED, pursuant to Rules 23(e) and 41(a) of the Rules of the Court of Chancery, subject to the approval of the Court, that:

1. The Company shall file this Stipulation and Order of Dismissal as an attachment to the Company’s next Form 10-Q following the entry of this Stipulation and Order of Dismissal (“Order”).  The filing by MGM of this Order as an attachment to a Form 10-Q constitutes adequate notice for purposes of Rule 23(e) (the “Notice”);

2. The Company shall file with the Court an affidavit that the Notice has been made (the “Affidavit”) in accordance with paragraph 1 above no later than three (3) calendar days after the Notice is publicly-filed;

3. Upon the filing of the Affidavit:

A.	The action will be dismissed with prejudice as to the Lead Plaintiff, Adolf Stumpf, and Rosemarie Stumpf, and without prejudice to all other MGM stockholders;

B.	The Register in Chancery is directed to close this case on the docket;
C.	The Court will no longer retain any jurisdiction over this action.

4. The Company shall pay to Co- Lead Counsel fees in the amount of $500,000 within three (3) calendar days of the date of the entry of the Order to an account designated by Co-Lead Counsel.

Dated:  May 28, 2015

FRIEDLANDER & GORRIS, P.A.	MORRIS NICHOLS ARSHT & TUNNELL LLP

/s/ Joel Friedlander	/s/ William M. Lafferty
Joel Friedlander (Bar No. 3163)	William M. Lafferty (Bar No. 2755)
Christopher M. Foulds (Bar No. 5169)	D. McKinley Measley (Bar No. 5108)
Benjamin P. Chapple (Bar No. 5871)	1201 N. Market Street
222 Delaware Avenue, Suite 1400	Wilmington, Delaware 19801
Wilmington, Delaware 19801	(302) 658-9200
(302) 573-3500

BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP	SHEARMAN & STERLING LLP
Mark Lebovitch	Adam S. Hakki (admitted pro hac vice)
David Wales	Agnès Dunogué (admitted pro hac vice)
John Vielendi	599 Lexington Avenue
1285 Avenue of the Americas	New York, New York 10022-6069
New York, New York 10019	(212) 848-4000
(212) 554-1400
Attorneys for Defendant Bank of America, N.A.
Co-Lead Counsel and Attorneys for Lead
Plaintiff Pontiac General Employees
Retirement System

ROSENTHAL, MONHAIT & GODDESS, P.A.	POTTER ANDERSON CORROON LLP

/s/ P. Bradford deLeeuw	/s/ Peter J. Walsh, Jr.
Carmella P. Keener (Bar No. 2810)	Peter J. Walsh, Jr. (Bar No. 2437)
P. Bradford deLeeuw (Bar No. 3569)	1313 North Market Street, 6th Floor
919 Market Street, Suite 1401	P.O. Box 951
Wilmington, Delaware 19801	Wilmington, Delaware 19801
(302) 656-4433	(302) 984-6000

WOLF POPPER LLP	WEIL, GOTSHAL & MANGES LLP
Carl L. Stine	Stephen A. Radin
845 Third Avenue	Miranda Schiller
New York, New York 10022	767 Fifth Avenue
(212) 759-4600	New York, New York 10153
(212) 310-8770
Attorneys for Plaintiff
The Christine Stumpf Trust	Attorneys for MGM Resorts
International, James J. Murren, Robert
H. Baldwin, William A. Bible, Mary
Chris Gay, William W. Grounds, Alexis
M. Herman, Roland Hernandez,
Anthony Mandekic, Rose Mckinney-
James, Gregory Spierkel, Daniel J.
Taylor and Willie D. Davis

SO ORDERED this                     day of                                                  , 2015.

Vice Chancellor

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action

Judge:	Sam Glasscock

File & Serve
Transaction ID:	57301512

Current Date:	May 28, 2015

Case Number:	10290-VCG

Case Name:	CONS W/ 10262-VCG IN RE MGM RESORTS INTERNATIONAL LITIGATION

Court Authorizer:	Glasscock, Sam

/s/ Judge Glasscock, Sam